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                                                                    EXHIBIT 99.1

INHIBITEX REPORTS COMPLETION OF ENROLLMENT IN PIVOTAL PHASE III CLINICAL TRIAL OF VERONATE

ATLANTA, Nov. 16 /PRNewswire-FirstCall/ -- Inhibitex, Inc. (Nasdaq:
INHX) announced today that it has completed enrollment in its 2,000 patient pivotal Phase III clinical trial of Veronate for the prevention of hospital-associated infections in premature, very low birth weight infants. Enrollment in the trial, which began in late May 2004, was completed in less than 18 months. The trial was conducted at 95 neonatal intensive care units (NICUs) in the United States and Canada. No single NICU accounted for more than 4.5% of the total number of infants enrolled in the study.

"We are very pleased to have completed enrollment ahead of our initial time estimate," stated Seth Hetherington, M.D., Vice President of Clinical Development and Chief Medical Officer of Inhibitex. "To the best of our knowledge, this is the largest adequately powered, well-controlled Phase III clinical trial conducted in the neonatal intensive care setting in nearly 15 years. We believe the large number and broad range of participating NICUs will strengthen the applicability of the results. Based on the 70-day follow up period for the last baby enrolled, we continue to expect to be able to report top line data from this trial in the second quarter of 2006."

About Veronate

Veronate, a novel, antibody-based investigational drug being developed to prevent hospital-associated infections in premature, very low birth weight infants, is the Company's most advanced product candidate. The primary endpoint of the pivotal Phase III trial is to demonstrate efficacy in the prevention of hospital-associated infections due to Staphylococcus aureus (S. aureus). Secondary endpoints include a reduction in the frequency of hospital-associated infections due to Candida species (fungus) and Coagulase- negative staphylococci, and a reduction in the mortality rate among these high-risk infants. The FDA has granted Veronate both Fast Track designation and Orphan Drug status. The Company has retained all world-wide rights to Veronate and, if approved, anticipates commercializing it independently in the United States.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. The Company currently has five drug development programs, all of which are based on its proprietary MSCRAMM protein platform technology. The Company's most advanced product candidates are Veronate and Aurexis, which is being evaluated in clinical trials for the adjunctive treatment of serious, life threatening S. aureus bloodstream infections in combination with antibiotics. The Company's preclinical programs include a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.
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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements other than statements of historical facts included in this press release, including statements regarding: the greater likelihood of the applicability of the results due to the large number and broad range of participating NICUs, the time frame in which top line data from the Phase III clinical trial of Veronate is expected to be available and the Company's intention to independently commercialize Veronate in the United States are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to: the Company's use of and reliance on third-party investigators, contract clinical research organizations and consultants, who may not fulfill their contractual obligations or otherwise perform satisfactorily; the Company's ability to successfully develop a marketing, sales and corporate infrastructure capable of supporting the commercialization of Veronate; and other cautionary statements contained elsewhere herein, in its Annual Report on Form 10-K for the year ended December 31, 2004 and in risk factors described in or referred to in greater detail in the "Risk Factors" section of the Company's prospectus, which forms part of its Registration Statement on Form S-3, which, as amended, was declared effective by the Securities and Exchange Commission or SEC on September 21, 2005. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company's business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward- looking statements, by these cautionary statements.

Inhibitex(R), MSCRAMM(R), Veronate(R) and Aurexis(R) are registered trademarks of Inhibitex, Inc.

     Contacts:
     Inhibitex, Inc.
     Russell H. Plumb
     Chief Financial Officer
     (678) 746-1136
     rplumb@inhibitex.com

     Lilian Stern (Investors)
     Stern Investor Relations, Inc.
     (212) 362-1200
     lilian@sternir.com

     Kathryn Morris (Media)
     KMorrisPR
     (845) 635-9828
     kathryn@kmorrispr.com